--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: October 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    HORNER          GEORGE              F.          (Month/Day/Year)                              VERSICOR INC. (VERS)
------------------------------------------------                        ------------------------------------------------------------
    (Last)          (First)          (Middle)            8/2/00         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                                            to Issuer (Check all applicable)      of Original
                                                 -----------------------
                                                 3. IRS or Social Se-    X  Director           10% Owner         (Month/Day/Year)
    34790 ARDENTECH COURT                           curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER     Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
    FREMONT, CALIFORNIA 94555                                                                                     Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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COMMON STOCK, PAR VALUE $.001                             11,250                          D
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COMMON STOCK, PAR VALUE $.001                              3,125                          I          BY SON
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COMMON STOCK, PAR VALUE $.001                              3,125                          I          BY DAUGHTER
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            Page 1 of 2
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                          (Over)
                                                                                                                   SEC 1473 (7-97)
               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                                   Amount             (D) or
                                   Date      Expir-                                or                 Indirect
                                   Exer-     ation           Title                 Number             (I)
                                   cisable   Date                                  of
                                                                                   Shares             (Instr. 5)
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EMPLOYEE STOCK OPTION               (1)     12/8/07 COMMON STOCK, PAR VALUE $.001 247,044  $0.40         D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION               (2)     12/22/07 COMMON STOCK, PAR VALUE $.001 45,000  $0.40         D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION               (3)     12/2/09 COMMON STOCK, PAR VALUE $.001 457,956  $0.48         D
(RIGHT TO BUY)
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Explanation of Responses:

(1) THE OPTIONS VESTED 25% ON DECEMBER 8, 1998 AND THE REMAINING 75% HAS AND WILL VEST AT 1/36 PER MONTH FOR
    THE 36 MONTHS FOLLOWING DECEMBER 8, 1998. AS OF AUGUST 1, 2000, 159,549 OPTIONS ARE EXERCISABLE.
(2) THE OPTIONS VESTED 25% ON DECEMBER 22, 1997 AND THE REMAINING 75% HAS AND WILL VEST AT 1/36 PER MONTH FOR
    THE 36 MONTHS FOLLOWING DECEMBER 22, 1997. AS OF AUGUST 1, 2000, 40,313 OPTIONS ARE EXERCISABLE.
(3) THE OPTIONS VEST 25% ON DECEMBER 2, 2000 AND THE REMAINING 75% VEST AT 1/36 PER MONTH
    FOR THE 36 MONTHS FOLLOWING DECEMBER 2, 2000. NO OPTIONS ARE CURRENTLY EXERCISEABLE.

                                                                          /s/ GEORGE F. HORNER III                August 1, 2000
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                                       Page 2 of 2
                                                                                                                   SEC 1473 (7-97)